UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2013

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Current Report on Form 8-K/A is being filed by the Mohegan Tribal Gaming Authority (the “Authority”) to supplement the Authority’s Current Report on Form 8-K (the “Prior Report”), dated and filed on August 28, 2013. The Prior Report announced the results of the election wherein five of the nine seats on the Mohegan Tribal Council (the “Tribal Council”), the governing body of the Mohegan Tribe of Indians of Connecticut (the “Tribe”), were chosen pursuant to staggered term provisions as provided in the Tribe’s Constitution.

The Authority is governed by a nine-member Management Board, whose members also comprise the Tribal Council. Any change in the composition and officers of the Tribal Council results in a corresponding change in the Authority’s Management Board.

The Authority is filing this 8-K/A to announce that on October 7, 2013, the Chairman and other officers of the Tribal Council were determined by vote of the full Tribal Council. Pursuant to that vote, Kevin P. Brown will serve as Chairman, Ralph James Gessner, Jr. will continue to serve as Vice Chairman, Cheryl A. Todd will continue to serve as Recording Secretary, Kathleen M. Regan-Pyne will continue to serve as Corresponding Secretary and Thayne D. Hutchins, Jr. will continue to serve as Treasurer. The terms of office correspond to each officer’s term as a member of the Tribal Council (as detailed in the Prior Report), pursuant to the Tribe’s Constitution.

In addition, Ralph James Gessner, Jr., William Quidgeon Jr., Mark F. Brown, Thayne D. Hutchins, Jr. and Kathleen M. Regan-Pyne will all continue to serve as members of the Authority’s Audit Committee for terms corresponding to each officer’s term as a member of the Tribal Council.

Information concerning material related transactions between the new Tribal Council members and the Authority was unavailable at the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: October 10, 2013	By:	/s/ Kevin P. Brown
Kevin P. Brown
Chairman, Management Board